UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2021

Summit Therapeutics Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36866	37-1979717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617-514-7149

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value per share	SMMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 24, 2021, Summit Therapeutics Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with Robert W. Duggan, the Company’s Chief Executive Officer, Chairman of the Board of Directors of the Company (the “Board”) and beneficial owner of approximately 69% of the Company’s issued and outstanding common stock, par value $0.01 (the “Common Stock”). Pursuant to the Purchase Agreement, Mr. Duggan has loaned the Company $55 million in exchange for the issuance by the Company of an unsecured promissory note in the amount of $55 million (the “Note”).

The Note accrues interest at a rate per annum equal to 150% of the applicable 10 Year US Treasury rate, as adjusted monthly (initially estimated to be approximately 2.4%). The Company may prepay any portion of the Note at its option without penalty. The Note will mature and become due upon the earlier of (i) the consummation of a registered public offering with net proceeds of no less than $55 million or (ii) 13 months from the date of issuance of the Note. It is anticipated that the Note will be repaid in connection with the consummation of the rights offering announced by the Company, as described in Item 8.01 herein. The Note was issued to Mr. Duggan in a private placement in reliance on Regulation D promulgated under the Securities Act of 1933, as amended.

In addition, the Purchase Agreement provides Mr. Duggan a pro rata participation right in a subsequent Company equity financing transaction on terms at least equivalent to such terms as are agreed with any other third party investors. In any such transaction, Mr. Duggan would be permitted to apply the principal of the Note (to the extent the Note remains outstanding) to the purchase price of any such equity investment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01	Other Events.

On March 26, 2021, the Company issued a press release announcing the approval of the Board of a rights offering to its stockholders of record as of the close of business on April 9, 2021. The rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of Common Stock, at a price per share equal to the lesser of (i) $5.24 per share, the closing price of the Common Stock on March 24, 2021 or (ii) the volume weighted average price of the Common Stock for the ten consecutive trading days through and including the expiration date of the offering.

The rights offering will include an over-subscription right to permit each rights holder that exercises its basic subscription rights in full to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the offering. The availability of the over-subscription right will be subject to certain terms and conditions to be set forth in the offering documents. Mr. Duggan has indicated that he intends to participate in the rights offering and subscribe for at least the full amount of his basic subscription rights, but has not made any formal binding commitment to do so. Assuming that the rights offering is fully subscribed, the Company expects to receive gross proceeds of up to $75 million, less expenses related to the rights offering.

A copy of the press release related to the matters set forth herein is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Note Purchase Agreement, dated March 24, 2021, by and between Summit Therapeutics Inc. and Robert W. Duggan.*
10.2	Promissory Note, dated March 24, 2021, issued by Summit Therapeutics Inc. in the name of Robert W. Duggan.
99.1	Press Release, dated March 26, 2021

* Exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of all omitted exhibits to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUMMIT THERAPEUTICS INC.

Date: March 26, 2021	By:	/s/ Michael Donaldson
Michael Donaldson
Chief Financial Officer